Exhibit 10.1

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of 19 March, 2026 (the “Effective Date”), is entered between 3 E NETWORK TECHNOLOGY GROUP ,LIMITED a company incorporated in the British Virgin Islands (the “Company”) and Siyang Hu (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01. Employment. The Executive shall serve as the Vice President of the Company. The Executive hereby accepts such employment and agrees to devote substantially all of the Executive’s time and efforts to promoting the interests of the Company.

Section 1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

ARTICLE 2

TERM

Section 2.01. Term. (a) The Company and the Executive agree to establish the duration of this Agreement with a fixed term: From19 March, 2026 to18 March, 2028.

(b) The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

ARTICLE 3

COMPENSATION AND EXPENSES

Section 3.01. Salary And Benefits.

The Executive’s salary shall be implemented in the first form of the following forms. In the event of a job title adjustment for the Executive, the wage rate corresponding to the new position shall be applied.

(1) time-based rate;

(2) Project-based rate;

(3) Variable pay responsibility system or fixed pay responsibility system;

(4) Other forms:

The Executive’s monthly remuneration comprises only base salary:

(1) During the probationary period, the Executive’s compensation is [ ] per month.

The Company will disburse the Executive’s salary for the previous month on or before the 10th day of each month. In the event that the payday falls on a rest day or a legal holiday, The Company will reschedule the wage payment. Wages will be paid either directly in cash by Party A or through bank transfer.

Section 3.02 Expenses. The Company will reimburse the Executive for reasonable documented business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

Section 3.03. Share Incentive Plan. The Executive shall be entitled to participate during the Term in any Share Incentive Plan that the Company may adopt from time to time, and any successors thereto, subject to the terms and provisions of such plans and the execution of the award agreements between the Company and the Executive.

Section 3.04 Payer of Compensation. All compensation, salary, benefits and remuneration in this Agreement may be paid by the Company or any of its subsidiaries or affiliated entities, as decided by the Company in its sole discretion.

ARTICLE 4

EXCLUSIVITY, ETC.

Section 4.01. Exclusivity. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees to devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

Section 4.02. Intellectual Property. The Executive agrees that Intellectual Property under this Agreement is the sole and exclusive property of the Company and further agrees to assign to the Company the ownership of all right, title and interest in Intellectual Property, including any Intellectual Property conceived, created, and otherwise obtained by the Executive (i) during the term of this Agreement relating to the work he performs within the scope of such Executive’s employment with the Company, (ii) within twelve (12) months after the Executive retires or ends employment with the Company under the circumstances that such Intellectual Property relates to such Executive’s employment scope with the Company, and (iii) by using the resources of the Company during the term of this Agreement. During the Executive’s employment with the Company and within twelve (12) months after his employment with the Company terminates, the Executive has the obligation to inform the Company of any Intellectual Property within ten days of its creation and the Executive has the obligation to assist the Company in its patent, copyright or trademark application related to the Intellectual Property.

“Intellectual Property” under this Section 4.02 means any and all intellectual property in any form or stage of development, including but not limited to any idea, concept, design, invention, method, process, system, model, software, know-how and any other subject matter, material or information that qualifies and/or is considered by the Company to qualify for patent, copyright, trademark, trade secret, or any other protection under the laws of British Virgin Islands providing or creating intellectual property rights.

Section 4.03. Non-Competition and Confidentiality.

(a) Non-compete. During the Executive’s employment with the Company and for twenty-four (24) months after his employment with the Company terminates for any reason, the Executive will not (i) directly or indirectly engage in (whether as an officer, principal, agent, director, employee, partner, affiliate, consultant or other participant), or hold an equity interest of 5% or more in, any business or activity that is in competition with the Company, its subsidiaries or affiliated entities (the “Group”), (ii) solicit, encourage or assist other employees of the Company to seek employment with any business or organization in competition with the Group, or (iii) engage in other activities that may cause conflicts with the interests of the Company during the term of the employment agreement.

(b) Confidentiality. Throughout the course of the Executive’s employment with the Company and thereafter, the Executive shall keep in strict confidence and not to use all non-public information relating to the business, financial condition and other aspects of the Company, including but not limited to trade secrets, business methods, products, processes, procedures, development or experimental projects, plans, service providers, customers and users, intellectual property, information technology and any other information which is material to the Company’s business operations, and except as authorized by the Company in writing, may not disclose or provide to any person, firm, corporation or entity such non-public information, and may not use such non-public information for any purpose other than to fulfill his responsibilities in the best interest of the Company. The Executive shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Executive may enter into with the Company or any of its subsidiaries or affiliated entities. This provision and such other confidentiality policies and agreements are hereinafter collectively referred to as the “Confidentiality Terms.”

(c) No Solicitation. During the Executive’s employment with the Company and for twenty-four (24) months after his employment with the Company terminates for any reason, the Executive will not, directly or indirectly, solicit or attempt to solicit (either in his or her own name or on behalf of any other party) any person who, within a period of one year preceding the termination of the Executive’s employment with the Company, is a customer, supplier, agent, employee or consultant of the Company or any of its affiliated entities, to terminate its relationship with the Company or any of its affiliated entities.

ARTICLE 5

TERMINATION AND INDEMNIFICATION

Section 5.01. Termination by the Company. The Company may immediately terminate this Agreement without the obligation to provide economic compensation in the following circumstances:

(1) If the Executive is proven to be unsuitable for employment during the probationary or training period;

(2) In case of serious violations of labor discipline, rules, regulations, or confidentiality obligations as specified in the confidentiality agreement;

(3) In the event of gross negligence, misconduct, or significant harm to Party A’s interests by the Executive;

(4) If the Executive refuses to comply with Party A’s management or work assignments;

(5) If the Executive is prosecuted for criminal activities.

Section 5.02. Termination by the Executive. The Executive shall have the right to terminate this Agreement at any time by giving a 30 days’ advance notice in writing pursuant to the terms hereof. If the Executive terminates the employment under this Section 5.02, the Company is not obliged to pay to the Executive any financial compensation for such termination.

Section 5.03. Death. In the event the Executive passes away during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive’s death.

Section 5.04. Effect of Termination. (a) In the event of termination of the Executive’s employment, whether before or after the Term, by either party for any reason, or by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary or other compensation earned but not paid to the Executive prior to the effective date of such termination. All other benefits due the Executive following his termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

(b) In the event of termination of the Executive’s employment by the Company other than for Cause, the Company shall pay to the Executive any additional amount as provided by applicable law.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Benefit Assignment; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 6.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Human Resource Department; and in the case of the Executive, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the Executive and the Company with respect to the terms and conditions of the Executive’s employment with the Company during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder.

Section 6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.05. Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of British Virgin Islands.

Section 6.07. Agreement To Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his, her or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.08. Arbitration. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in Hong Kong, in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have no authority to award reasonable attorney’s fees to any party in any dispute subject to this Section 6.08.

Section 6.09. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.10. Severability. The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

Section 6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.12. Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

Section 6.13. Withholding. All payments to the Executive hereunder shall be subject to withholding to the extent required by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

3 E NETWORK TECHNOLOGY GROUP LIMITED

By:	/s/ Tingjun Yang
	Name:	Tingjun Yang
	Title:	Chief Executive Officer and Director

EXECUTIVE

/s/ Siyang Hu
	Name:	Siyang Hu
	Title:	Vice President

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